ENTRÉE GOLD INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

September 30, 2008

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	September 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS

Current
Cash and cash equivalents	$57,776,665	$67,106,113
Receivables	561,615	615,826
Prepaid expenses	254,306	475,074

Total current assets	58,592,586	68,197,013

Investments (Note 4)	1,536,172	3,032,751

Equipment (Note 5)	719,283	841,819

Total assets	$60,848,041	$72,071,583

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$1,137,453	$603,623

Loan Payable to Ivanhoe Mines Limited (Note 7)	320,648	-

Commitments (Note 13)

Stockholders' equity
Common stock, no par value, unlimited number authorized, (Note 8)	112,005,732	110,492,309
94,560,898 (December 31, 2007 - 93,572,841) issued and outstanding
Additional paid-in capital	13,727,896	10,691,873
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	480,352	5,072,288
Accumulated deficit during the exploration stage	(66,824,040)	(54,788,510)

Total stockholders' equity	59,389,940	71,467,960

Total liabilities and stockholders' equity	$60,848,041	$72,071,583

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Inception (July 19,1995) -September 30, 2008

EXPENSES
Audit and accounting	$ 22,015	$ 8,702	$ 106,066	$ 27,321	$ 487,348
Consulting fees (Note 8)	3,772	27,369	188,183	524,598	2,467,775
Depreciation (Note 5)	11,241	54,657	114,616	157,349	688,875
Write-down of equipment (Note 5)	51,145	-	123,816	-	123,816
Escrow shares compensation	-	-	-	-	1,790,959
Foreign exchange (gain) loss	(11,960)	39,672	(2,082)	34,840	163,879
Legal (Note 8)	201,308	49,425	397,182	188,073	1,815,013
Loss on settlement of debt	-	-	-	-	5,252
Management fees (Notes 8 and 9)	1,144,946	11,865	2,657,473	943,133	6,529,055
Mineral property interests	2,889,592	2,120,233	6,004,770	5,413,978	40,627,623
(Notes 6 and 8)
Office and administration (Note 8)	612,579	350,121	1,533,585	1,378,059	7,327,618
Regulatory and transfer agent fees	46,834	(37,532)	126,906	79,147	811,568
Shareholder communications and
investor relations (Note 8)	198,575	186,386	562,779	572,181	4,096,580
Travel	69,658	82,999	218,717	287,879	1,161,768

Loss from operations	(5,239,705)	(2,893,897)	(12,032,011)	(9,606,558)	(68,097,129)
Interest income	443,438	318,226	1,656,630	596,083	3,931,609
Loss from equity investee (Note 4)	(325,989)	-	(325,989)	-	(325,989)
Fair value adjustment of asset
backed commercial paper (Note 4)	(844,537)	(573,263)	(1,334,160)	(573,263)	(2,332,531)
Net loss	$ (5,966,793)	$ (3,148,934)	$ (12,035,530)	$ (9,583,738)	$ (66,824,040)

Comprehensive loss:
Net loss	$ (5,966,793)	$ (3,148,934)	$ (12,035,530)	$ (9,583,738)	$ (66,824,040)
Foreign currency translation adjustment	(2,502,136)	2,080,246	(4,591,936)	3,324,399	480,352
Comprehensive loss	$ (8,468,929)	$ (1,068,688)	$ (16,627,466)	$ (6,259,339)	$ (66,343,688)

Basic and diluted loss per share	$ (0.06)	$ (0.04)	$ (0.13)	$ (0.13)

Weighted average number of shares outstanding	94,298,913	78,463,001	94,055,977	73,526,676

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity
Balance, December 31, 2006	70,858,093	$ 47,294,292	$ 9,281,914	$ 1,532,753	$(42,955,094)	$ 15,153,865

Shares issued:
Private placement	14,428,640	43,826,994	-	-	-	43,826,994
Mineral property interests (Note 6)	15,000	33,976	-	-	-	33,976
Exercise of warrants	7,542,408	20,392,043	-	-	-	20,392,043
Exercise of stock options	728,700	926,364	(322,880)	-	-	603,484
Share issue costs	-	(1,981,360)	-	-	-	(1,981,360)
Stock-based compensation	-	-	1,732,839	-	-	1,732,839
Foreign currency translation adjustment	-	-	-	3,539,535	-	3,539,535
Net loss	-	-	-	-	(11,833,416)	(11,833,416)
Balance, December 31, 2007	93,572,841	110,492,309	10,691,873	5,072,288	(54,788,510)	71,467,960

Shares issued:
Exercise of stock options	465,000	754,596	(232,779)	-	-	521,817
Mineral property interests (Note 6)	10,000	20,066	-	-	-	20,066
Share issue costs	-	(7,186)	-	-	-	(7,186)
Stock-based compensation	-	-	49,868	-	-	49,868
Foreign currency translation adjustment	-	-	-	(2,724,857)	-	(2,724,857)
Net loss	-	-	-	-	(1,978,646)	(1,978,646)
Balance, March 31, 2008	94,047,841	111,259,785	10,508,962	2,347,431	(56,767,156)	67,349,022

Stock-based compensation	-	-	2,116,821	-	-	2,116,821
Foreign currency translation adjustment	-	-	-	635,057	-	635,057
Net loss	-	-	-	-	(4,090,091)	(4,090,091)
Balance, June 30, 2008	94,047,841	111,259,785	12,625,783	2,982,488	(60,857,247)	66,010,809

Shares issued:
Exercise of stock options	493,057	705,072	(370,419)	-	-	334,653
Mineral property interests (Note 6)	20,000	40,875	-	-	-	40,875
Stock-based compensation	-	-	1,472,532	-	-	1,472,532
Foreign currency translation adjustment	-	-	-	(2,502,136)	-	(2,502,136)
Net loss	-	-	-	-	(5,966,793)	(5,966,793)
Balance, September 30, 2008	94,560,898	$ 112,005,732	$ 13,727,896	$ 480,352	$ (66,824,040)	$ 59,389,940

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Inception (July 19, 1995) to September 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,966,793)	$ (3,148,934)	$(12,035,530)	$ (9,583,738)	$(66,824,040)
Items not affecting cash:
Depreciation	11,241	54,657	114,616	157,349	688,875
Stock-based compensation (Note 8)	1,472,532	-	3,639,221	1,911,925	13,440,062
Fair value adjustment of asset backed
commercial paper (Note 4)	844,537	573,263	1,334,160	573,263	2,332,531
Write-down of equipment	51,144	-	123,815	-	123,815
Escrow shares compensation	-	-	-	-	2,001,832
Loss on settlement of debt	-	-	-	-	5,252
Finder's fee and membership paid in stock	-	-	-	-	44,697
Mineral property interest paid in stock and warrants	40,875	33,976	60,941	33,976	4,030,183
Loss from equity investee (Note 4)	325,989	-	325,989	-	325,989
Changes in assets and liabilities:
Receivables	249,676	(55,212)	13,033	(20,394)	(519,711)
Prepaid expenses	64,933	239,648	196,723	(349,088)	(220,547)
Accounts payable and accrued liabilities	880,439	(793,733)	599,522	(60,720)	1,148,528
Net cash used in operating activities	(2,025,427)	(3,096,335)	(5,627,510)	(7,337,427)	(43,422,534)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	334,653	423,073	856,470	20,908,211	109,711,684
Share issue costs	-	-	(7,186)	-	(3,545,920)
Loan payable to Ivanhoe Mines Limited	320,648	-	320,648	-	320,648
Purchase of asset backed commercial paper (Note 4)	-	(4,004,458)	-	(4,004,458)	(4,031,122)
Net cash provided by financing activities	655,301	(3,581,385)	1,169,932	16,903,753	102,455,290

CASH FLOWS FROM INVESTING ACTIVITIES
Joint Venture - Ivanhoe Mines Limited	(320,648)	-	(320,648)	-	(320,648)
Acquisition of equipment	(19,880)	(4,912)	(179,851)	(69,559)	(1,466,670)
Net cash used in investing activities	(340,528)	(4,912)	(500,499)	(69,559)	(1,787,318)

Effect of foreign currency translation on cash and cash equivalents	(2,417,649)	1,967,663	(4,371,371)	3,140,626	531,227
Change in cash and cash equivalents during the period	(4,128,303)	(4,714,969)	(9,329,448)	12,637,393	57,776,665
Cash and cash equivalents, beginning of period	61,904,968	31,610,784	67,106,113	14,258,422	-
Cash and cash equivalents, end of period	$ 57,776,665	$ 26,895,815	$ 57,776,665	$ 26,895,815	$ 57,776,665

Cash paid for interest during the period	$ -	$ -	$ -
Cash paid for income taxes during the period	$ -	$ -	$ -

Supplemental disclosure with respect to cash flows (Note 12)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2007. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008.

Certain of the comparable figures have been reclassified to conform with the presentation in the current period.

2.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2007.

The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008. SFAS No. 157 applies to all financial instruments being measured and reported on a fair value basis. In February 2008, the FASB issued a staff position that delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except for those recognized or disclosed at least annually. Therefore, the Company has adopted the provision FAS 157 with respect to its financial assets and liabilities only.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Level 1 — Quoted prices that are available in active markets for identical assets or liabilities. The types of financial instruments included in Level 1 are marketable equity available for sale securities that are traded in an active exchange market.

Level 2 — Pricing inputs other than quoted prices in active markets, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Instruments included in this category are warrants and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. At September 30, 2008, the Company had one Level 3 financial instrument with a fair value of $1,536,172. (Note 4)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Beginning Balance, January 1, 2008	$ 3,032,751
Total unrealized losses	(1,334,160)
Total foreign exchange (loss)	(162,419)
Ending Balance, September 30, 2008	$ 1,536,172

Effective January 1, 2008, the Company adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company did not elect to adopt the fair value option under this statement.

4.

INVESTMENTS

Asset Backed Commercial Paper

The Company owns Third Party Asset Backed Commercial Paper (ABCP) with a face value of C$4,015,709.  When the ABCP matured but was not redeemed in 2007, it became the subject of an ongoing restructuring process that will replace the ABCP with long term asset backed securities (New Notes).

While the restructuring proposal received investor approval in April 2008, and Court approval in June 2008, the proposal has been the subject of numerous appeals to the Ontario Court of Appeal and the Supreme Court of Canada.  In September 2008, the Supreme Court of Canada denied all the appeals, thus clearing the way for implementation of the restructuring plan.  A firm implementation date has not yet been provided, but the Pan-Canadian Investor Committee which is overseeing the restructuring has indicated an intent to complete the restructuring prior to the end of November 2008.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

4.

INVESTMENTS (cont’d…)

Since the restructuring process began, the Company has been valuing its ABCP using a methodology that estimates the characteristics of the New Notes that the Company will receive and then, using a variety of quantitative and qualitative market inputs, estimates the price a prospective investor would pay for those notes using a discounted cash flow calculation.  This value was then probability weighted based on Management’s estimate of the probability of a successful implementation of the restructuring compared to the probability of the restructuring failing.

At September 30, 2008 developments in the global credit market made it increasingly difficult to estimate the yield that a prospective investor will require since the number of potential investors has been significantly reduced.  In prior periods, the Company was able to make specific enquiries of prospective investors to ascertain the yield that they would require.   Due to the current market turmoil, however, such enquiries are not analytically useful as there are too few prospective investors at this time and few of them are focused on the Canadian ABCP market.

While there can be no certainty at this point of a successful completion of this restructuring, the Company believes that a successful restructuring is likely and has assumed in the valuation of its holdings that the restructuring will indeed be complete by November 30, 2008.  If the restructuring fails, the value of the Company’s holdings is likely to materially different from the figure presented herein.

Currently, there is no active market for the ABCP the Company holds and no liquidity is anticipated until the Plan is implemented at which time the Company expects a secondary trading market to develop.  Accordingly, we continue to classify these investments as long-term assets until such time as the underlying investments can be readily sold.

Under the Plan, existing ABCP will be exchanged for several classes of new long term floating rate notes.  Based on information currently available from the Committee the notes we will receive under the plan will be as follows:

Issuer	Class	Expected Credit Rating	Par Amount (C$)
Master Asset Vehicle 2	A1	AA	$ 822,417
Master Asset Vehicle 2	A2	AA	2,621,455
Master Asset Vehicle 2	B	none	451,366
Master Asset Vehicle 2	C	none	120,471
Total			$ 4,015,709

At September 30, 2008 the fair value of the Company’s financial instrument, which is measured on a recurring basis was C$1,628,189. This instrument is valued based on Level 3 inputs (Note 3).

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

4.

INVESTMENTS (cont’d…)

Management has estimated as at September 30, 2008 the fair value adjustment on ABCP held by using a probability-weighted cash flow approach. To accomplish this, we modeled the key characteristics of the new notes (“Restructured Notes”) based upon details provided in the Information Statement and JP Morgan Report issued by the Committee on March 20, 2008.  Where these materials lacked sufficient detail, Management developed estimates with the assistance of an external financial advisor.

The Company then arrived at a value for the Restructured Notes by estimating the yield that a prospective purchaser would require in order to purchase the notes.  The resulting valuation is the one that provides the required yield to prospective investors and is estimated to be function of credit quality, prevailing interest rates, the potential for future margin calls, the potential lack of liquidity in the market, and the complexity of the instruments.  Depending on the class of note, our estimates of required yield ranged from 11.8% to 44.3%.

We have not included an estimate of the Committee’s restructuring costs, which have been advised as being immaterial, nor have we included any interest income on our investments since their acquisition dates of August, 2007.

The assumptions which have the most significant impact on our estimates of fair value and impairment include: whether or not the restructuring is successful and the yield required by prospective investors.  In the event the restructuring is unsuccessful, recoverable values could be materially different from the estimated value presented here. With regard to the yield requirement, we have done a sensitivity analysis on that assumption with yielded a range of potential valuations between C$1.4 million and C$2.0 million.

Based on this fair value methodology, we recorded an estimated fair value charge of $489,623 in the quarter ended March 31, 2008, no further fair value adjustment for the quarter ended June 30, 2008 and a further fair value adjustment of $844,537 in the quarter ended September 30, 2008. While we believe that we have utilized an appropriate methodology to estimate fair value, given the current state and ongoing volatility of global credit markets there can be no assurance that management’s estimate of potential recovery as at September 30, 2008 is accurate.  Subsequent adjustments, either materially higher or lower, may be required in future reporting periods.  Management will continue to seek all avenues to recover the maximum value from the original investments and interest due.

Equity Method Investment

The Company has a 20% equity investment in a joint venture with Ivanhoe Mines (Note 6). At September 30, 2008, the Company’s investment in the joint venture is $Nil. The Company’s share of the loss of the joint venture is $325,989 for the quarter ended September 30, 2008 (September 30, 2007, $Nil).

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

5.

EQUIPMENT

	September 30, 2008			December 31, 2007
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Office equipment	$ 99,849	$ 50,719	$ 49,130	$ 137,875	$ 47,622	$ 90,253
Computer equipment	384,340	204,834	179,506	492,523	374,389	118,134
Field equipment	393,840	127,796	266,044	417,524	54,133	363,391
Buildings	403,909	179,306	224,603	447,423	177,382	270,041
	$ 1,281,938	$ 562,655	$ 719,283	$ 1,495,345	$ 653,526	$ 841,819

During the three months ended September 30, 2008, the Company performed an analysis of equipment located at our Mongolia Operations and determined that a write down of $51,145 was required to reflect damage and obsolescence.  The cumulative equipment write-down for the nine months ended September 30, 2008 is $123,816.

6.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing. A portion of the Shivee Tolgoi license and the Javhlant license are subject to the joint venture with Ivanhoe Mines.

Lookout Hill

Each of our exploration licences was granted by the Mineral Resources and Petroleum Authority of Mongolia, issued initially for a three-year term with a right of renewal for two more years, and a further right of renewal for two years, making a total of seven years.  Mongolian Mineral Law was amended in July 2006. Consequently, our licences were extended with final expiry in March and April 2010, unless previously converted to mining licences.

Two of the three licences that comprise Lookout Hill were issued April 3, 2001 and expire in April 2010. The third Lookout Hill licence was issued on March 30, 2001, and expires in March 2010.

Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licences in good standing is approximately $280,000.

The Company entered into an arm’s-length Equity Participation and Earn-In Agreement (the “Earn-In Agreement”) in October 2004 with Ivanhoe Mines Ltd. This agreement was subsequently assigned to a subsidiary of Ivanhoe Mines Ltd., Ivanhoe Mines Mongolia Inc. XXK, (collectively, “Ivanhoe Mines”). The Earn-in Agreement provided that Ivanhoe Mines would have the right, subject to certain conditions outlined in the Earn-in Agreement, to earn a participating interest in mineral exploration and, if warranted, development and mining project on a portion of the Lookout Hill property (the “Project Property”).

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

As of June 30, 2008, Ivanhoe Mines had expended a total of $35 million on exploration on the Project Property and in accordance with the Earn-In Agreement, Entrée and Ivanhoe Mines formed a joint venture on terms annexed to the Earn-In Agreement.

During the three months ended September 30, 2008, the joint venture expended approximately $1.6 million in mineral property interests to advance the project. Under the terms of the Earn-in Agreement, Ivanhoe advanced to Entree the required cash participation amount charging interest at prime plus 2%.

Manlai

The Manlai licence was issued March 9, 2001 and renewed in March, 2006 to March 2008.  Subsequent to December 31, 2007 and pursuant to Mongolian Minerals Law, we extended our licences for final expiry in March 2010, unless converted before this date to a mining licence. The total estimated annual fees in order to maintain the licence in good standing is approximately $10,000.

Sol Dos

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the prolific Safford district, of south-east Arizona. In February 2008, the Company chose to discontinue earning-in on this prospect due to the lack of favourable results and terminated this agreement.

Empirical

In July 2007, the Company entered into an agreement with Empirical Discovery, LLC (“Empirical”) to explore for and develop certain mineral targets in southeastern Arizona and adjoining southwestern New Mexico.  Under the terms of the agreement, the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totalling a minimum of $1.9 million and issuing 300,000 shares within 5 years of acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR (net smelter return) royalty, half of which may be purchased for $2 million. In August 2007, the Company issued 15,000 shares to Empirical as per the terms of the agreement. In August 2008, a further 20,000 shares were issued to Empirical as per the terms of the agreement.

Bisbee

In January 2008, the Company entered into a second agreement with Empirical whereby the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totaling a minimum of $1.9 million and issuing 150,000 shares within 5 years of the anniversary of TSX acceptance of the agreement (Feb 13, 2008).  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR royalty, half of which may be purchased for $2 million.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

Huaixi

In November 2007, the Company entered into an agreement with the Zhejiang No. 11 Geological Brigade to explore for copper within three prospective contiguous exploration licences in Pingyang County, Zhejiang Province, People’s Republic of China.

The Company has agreed to spend $3 million to fund exploration activities on the licences over a four year period in order to earn 78% interest with Zhejiang No. 11 Geological Brigade holding a 22% interest.

Lordsburg

The Lordsburg project is one of the targets advanced under the 2007 Empirical agreement.  The Company determined that based on favourable preliminary results this project warranted further exploration.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

Mineral property interest costs incurred by region are summarized as follows:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Inception (July 19,1995) -September 30, 2008

MONGOLIA
Lookout Hill
Property payments & claim maintenance	$ 66,545	$ 65,286	$ 198,096	$ 198,476	$ 10,768,387
Assaying, testing and analysis	82,071	57,902	93,099	244,966	1,472,813
Camp and field supplies	257,486	299,924	488,076	692,873	4,286,748
Drilling	641,067	641,835	641,067	1,178,288	6,406,003
Geological and geophysical	664,485	391,593	1,343,728	905,090	7,253,610
Travel and accommodation	81,698	59,725	164,549	150,334	986,181
Project administration	152,394	-	437,195	-	437,195
	1,945,746	1,516,265	3,365,810	3,370,027	31,610,937
Manlai
Property payments & claim maintenance	2,552	2,520	7,614	7,617	40,601
Assaying, testing and analysis	-	1,961	-	41,954	218,898
Camp and field supplies	6,879	73,477	11,074	234,284	1,249,430
Drilling	-	75,991	-	294,547	1,369,785
Geological and geophysical	8,765	68,005	9,200	197,420	1,302,943
Travel and accommodation	-	2,669	-	13,373	94,890
	18,196	224,623	27,888	789,195	4,276,547
USA
Empirical
Property payments & claim maintenance	84,864	34,638	392,593	34,638	453,480
Assaying, testing and analysis	29,964	-	88,733	-	89,004
Camp and field supplies	4,644	3,562	63,647	3,562	82,005
Geological and geophysical	132,345	12,780	784,789	12,780	804,506
Travel and accommodation	2,984	2,079	95,766	2,079	100,494
	254,801	53,059	1,425,528	53,059	1,529,489

- continued-

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.

MINERAL PROPERTY INTERESTS (cont’d…)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Inception (July 19,1995) -September 30, 2008
USA (cont'd…)
Bisbee
Property payments & claim maintenance	26,571	-	154,796	-	154,796
Camp and field supplies	176	-	1,280	-	1,280
Geological and geophysical	7,180	-	44,925	-	44,925
Travel and accommodation	882	-	2,181	-	2,181
	34,809	-	203,182	-	203,182
Lordsburg
Assaying, testing and analysis	60,602	-	60,602	-	60,602
Geological and geophysical	166,344	-	178,200	-	178,200
Camp and field supplies	54,029	-	54,029	-	54,029
Travel and accommodation	27,129	-	27,129	-	27,129
	308,104	-	319,960	-	319,960
Sol Dos
Property payments & claim maintenance	-	5,068	-	55,320	84,971
Assaying, testing and analysis	-	14,978	-	33,438	33,751
Camp and field supplies	-	21,502	-	51,946	85,137
Drilling	-	141,083	-	657,690	663,840
Geological and geophysical	1,768	17,072	2,611	148,881	264,739
Travel and accommodation	-	15,447	-	49,981	60,541
	1,768	215,150	2,611	997,256	1,192,979
CHINA
Huaixi
Assaying, testing and analysis	9,417	-	11,271	-	11,271
Camp and field supplies	2,923	-	5,436	-	5,436
Geological and geophysical	16,876	-	66,719	-	66,719
Travel and accommodation	1,843	-	13,319	-	13,319
Project administration	181,211	-	305,252	-	305,252
	212,270	-	401,997	-	401,997

OTHER	113,898	111,136	257,794	204,441	1,092,532

Total Mineral Properties Interests	$ 2,889,592	$ 2,120,233	$ 6,004,770	$ 5,413,978	$ 40,627,623

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

7.

LOAN PAYABLE

Under the terms of the Earn-In Agreement, Ivanhoe Mines will contribute funds to approved joint venture programs and budgets on the Company’s behalf in an amount sufficient to enable the Company to participate in such approved programs and budgets as the Company may so elect. Interest on each advance of the loan shall accrue at an annual rate from the date of advance to the date of repayment equal to Ivanhoe’s actual cost of capital or the prime rate of the Royal Bank of Canada, plus two percent (2%) per annum, whichever is less, as at the date of the advance. The loans will be repayable by the Company monthly from ninety percent (90%) of the Company’s shares of available cash flow from the joint venture. In the absence of available cash flow, the loans are not repayable. The loans are unsecured and the Company will use the proceeds of the loans only to meet its obligation under the joint venture. The loans are not expected to be repaid within one year.

8.

COMMON STOCK

Share issuances

In February 2008, the Company issued 10,000 shares at a fair value of $20,066 to Empirical pursuant to the July 2007 mineral property option agreement. (Note 6).

During the quarter ended March 31, 2008, the Company issued 465,000 common shares for cash proceeds of $521,817 on the exercise of stock options. The fair value recorded when the options were granted of $232,779 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the quarter ended September 30, 2008, the Company issued 493,057 common shares for cash proceeds of $348,888 on the exercise of stock options. The fair value recorded when the options were granted of $370,419 has been transferred from additional paid–in capital to common stock on the exercise of the options.

In August 2008, the Company issued 20,000 shares at a fair value of $40,875 to Empirical pursuant to the July 2007 mineral property option agreement. (Note 6).

Stock options

The Company has adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2008, the Company may grant options to acquire up to 12,200,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

Effective with the adoption of SFAS No.123R on January 1, 2006, the Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted. In accordance with SFAS No. 123R for employees, the compensation expense is amortized on a straight-line basis over the requisite service period which approximates the vesting period. Compensation expense for stock options granted to non-employees is recognized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

8.

COMMON STOCK (cont’d…)

Stock options (cont'd…)

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period. Based on the best estimate, management applied the estimated forfeiture rate of Nil in determining the expense recorded in the accompanying Statements of Operations.

Stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)

Balance at December 31, 2007	9,249,800	1.53
Granted	5,000	2.58
Exercised	(465,000)	1.12
Expired	(50,000)	0.60
Balance at March 31, 2008	8,739,800	1.56
Granted	1,547,500	2.00
Balance at June 30, 2008	10,287,300	1.62
Granted	1,399,500	1.59
Exercised	(493,057)	1.00
Cancelled	(151,943)	1.00
Expired	(20,000)	1.32
Balance at September 30, 2008	11,021,800	1.66

The weighted average fair value per stock option granted during the nine months ended September 30, 2008 was C$1.22 (September 30, 2007 - C$1.27).  The number of stock options exercisable at September 30, 2008 was 10,805,133.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

8.

COMMON STOCK (cont’d…)

Stock options (cont'd…)

At September 30, 2008, the following stock options were outstanding:

Number of Shares	Exercise Price (C$)	Aggregate Intrinsic Value (C$)	Expiry Date	Number of Options Exercisable	Aggregate Intrinsic Value (C$)

175,000	2.32	$ -	November 13, 2008	175,000	$ -
530,000	1.24	100,700	February 11, 2009	530,000	100,700
30,000	2.57	-	August 24, 2009	30,000	-
100,000	3.10	-	November 1, 2009	50,000	-
1,385,000	1.15	387,800	November 12, 2009	1,385,000	387,800
600,000	1.25	108,000	December 17, 2009	600,000	108,000
400,000	1.28	60,000	January 7, 2010	400,000	60,000
75,000	1.19	18,000	March 3, 2010	75,000	18,000
20,000	2.00	-	April 3, 2010	20,000	-
63,000	1.48	-	May 24, 2010	63,000	-
2,180,000	1.75	-	June 9, 2010	2,180,000	-
25,000	1.66	-	August 25, 2010	25,000	-
20,000	1.85	-	September 28, 2010	20,000	-
125,000	1.80	-	January 23, 2011	125,000	-
100,000	2.20	-	February 8, 2011	100,000	-
20,000	2.34	-	March 28, 2011	20,000	-
949,300	1.32	104,423	July 10, 2011	949,300	104,423
10,000	1.77	-	December 11, 2011	10,000	-
50,000	1.77	-	January 22, 2012	50,000	-
228,000	2.16	-	April 5, 2012	228,000	-
500,000	2.06	-	May 16, 2012	333,333	-
504,500	2.30	-	May 31, 2012	504,500	-
5,000	2.58	-	January 9, 2013	5,000	-
1,515,000	2.00	-	April 3, 2013	1,515,000	-
12,500	1.55	-	May 21, 2013	12,500	-
125,000	2.02	-	July 17, 2013	125,000	-
1,274,500	1.55	-	September 17, 2013	1,274,500	-
11,021,800		$ 778,923		10,805,133	$ 778,923

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

8.

COMMON STOCK (cont'd…)

Stock options (cont'd…)

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of C$1.43 per share as of September 30, 2008, which would have been received by the option holders had all options holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of September 30, 2008 was 3,939,300 and the weighted average exercise price was $1.23. The total intrinsic value of options exercised during the nine months ended September 30, 2008 was $1,062,400.

The following table summarizes information regarding the non-vested stock purchase options outstanding as of September 30, 2008.

	Number of Options	Weight Average Grant-Date Fair Value

Non-vested options at December 31, 2007	433,333	$ 1.43
Granted	-	-
Vested	(216,666)	1.43
Cancellation/forfeited	-	-
Non-vested options at September 30, 2008	216,667	$ 1.43

Stock-based compensation

The fair value of stock options granted during the nine months ended September 30, 2008 was $3,532,013 (September 30, 2007 - $1,911,925) which is being recognized over the options vesting periods.  The stock-based compensation recognized during the nine months ended September 30, 2008 was $3,639,221 (September 30, 2007 – $1,911,925) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

8.

COMMON STOCK (cont'd …)

Stock-based compensation (cont'd …)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Cumulative to September 31, 2008

Consulting fees	$ (33,894)	$ -	$ -	$ 434,440	$ 1,794,562
Legal	-	-	-	37,175	287,931
Management fees	1,105,563	-	2,577,783	903,288	6,064,715
Mineral property interests	397,936	-	850,239	175,678	2,569,071
Office and administration	(22,276)	-	162,960	353,909	1,917,401
Stockholder communications
and investor relations	25,203	-	48,239	7,435	806,383
	$ 1,472,532	$ -	$ 3,639,221	$ 1,911,925	$ 13,440,062

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Risk-free interest rate	2.93%	4.33%
Expected life of options (years)	5.00	5.00
Annualized volatility	84.23%	79.00%
Dividend rate	0.00%	0.00%

9.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the period ended September 30, 2008:

a)  Paid or accrued management fees of $38,767 (September 30, 2007 - $39,846) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

10.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	September 30, 2008	December 31, 2007

Identifiable assets
Canada	$ 59,883,738	$ 71,456,338
Mongolia	561,750	575,513
USA	402,553	39,732
China	-	-
	$ 60,848,041	$ 72,071,583

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Loss for the year
Canada	$ (3,037,455)	$ (907,596)	$ (5,865,345)	$ (3,912,010)
Mongolia	(2,055,291)	(1,933,011)	(3,587,988)	(4,584,057)
USA	(599,518)	(308,327)	(1,968,676)	(1,087,671)
China	(274,529)	-	(613,521)	-
	$ (5,966,793)	$ (3,148,934)	$(12,035,530)	$ (9,583,738)

11.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, investments and accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar.  The Company does not use derivative instruments to reduce this currency risk.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008

(Unaudited)

(Expressed in United States dollars)

12.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the nine months ended September 30, 2008 consisted of the February 2008 issuance of 10,000 common shares in payment of mineral property interests in the amount of $20,066 and the August 2008 issuance of 20,000 common shares in payment of mineral property interests in the amount of $40,875 (Note 8).

Cash and cash equivalents consisted of cash of $1,458,799 (December 31, 2007 - $9,240,513) and short-term investments of $56,317,866 (December 31, 2007 - $57,865,600).

13.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2008	35,105
2009	84,299
2010	85,345
2011	35,560
240,309

14.

SUBSEQUENT EVENTS

Subsequent to September 30, 2008, the Company:

a)

cancelled 15,000 stock options granted to a consultant on September 17, 2008, and

b)

granted 5,000 stock options to an employee at an exercise price of $1.55.